Exhibit 99.2


                              NOTICE OF WITHDRAWAL

            The undersigned hereby withdraws units of limited partnership interest in Wilder Richman Historic Properties II, L.P. ("Units") heretofore tendered by the undersigned to Everest Properties II, LLC, Dixon Mill Investor, LLC and MPF Pacific Gateway, LLC (the "Purchasers") pursuant to the Offer to Purchase, dated November 14, 2005, as amended to date (the "Offer to Purchase").

Name(s) of person(s) who tendered Units:________________________________________

Name(s) of registered Unit holder(s) (if different):____________________________

Number of Units to be withdrawn (state "all" if all Units tendered are to be withdrawn): __________


Date: _______________


____________________________________
Signature of Withdrawing Unit Holder


____________________________________
Signature of Joint Unit Holder, if any


INSTRUCTIONS
------------

            According to the Offer to Purchase for a withdrawal to be effective, a written notice of withdrawal must be timely received by Everest Properties II, LLC ("Everest") at its address or facsimile number set forth below. Any such notice of withdrawal must specify the name of the person who tendered, the number of Units to be withdrawn and the name of the registered holder of such Units, if different from the person who tendered. In addition, any such notice of withdrawal must be signed by the person who signed the Purchasers' letter of transmittal in the same manner as such letter of transmittal was signed. Please refer to the Offer to Purchase for additional information regarding this procedure.


By hand, mail, or
overnight courier:             By facsimile:
------------------             -------------

Everest Properties II, LLC    (626) 585-5929
155 North Lake Avenue,
Suite 1000
Pasadena, California 91101


To confirm withdrawal by telephone, call toll free: (800) 611-4613 or (626) 585-5920